Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-148663, Form S-8 No. 333-142963, Form S-8 No. 333-119616, Form S-8 No. 333-160535 and Form S-8 No. 333-168123) of GigaMedia Limited of our report dated April 30, 2013, on the consolidated financial statements as of December 31, 2012, and for each of the years in the two-year period ended December 31, 2012, which appears on page F-2 of this annual report on Form 20-F of GigaMedia Limited for the year ended December 31, 2013.

/s/ GHP Horwath, P.C.

Denver, Colorado

April 30, 2014